UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CREDO PETROLEUM CORPORATION
(Name of Registrant as Specified In Its Charter)

FORESTAR GROUP INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Forestar Group Inc.

Pursuant to Rule 14a-12 under the Securities

Exchange Act of 1934

Subject Company: CREDO Petroleum Corporation

Commission File No.: 001-34281

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Anna Torma

(512) 433-5312

FORESTAR TO ACQUIRE CREDO PETROLEUM

Acquisition expected to double production and reserves, provide meaningful ownership in strategic oil and gas basins, further enhance transparency and disclosure, and create solid platform for continued growth

AUSTIN, TEXAS, June 4, 2012—Forestar Group Inc. (NYSE: FOR) today announced the signing of a definitive agreement to acquire CREDO Petroleum Corporation (NASDAQ: CRED) in an all cash transaction for $14.50 per share, representing an equity purchase price of approximately $146 million. The agreement has been approved by each company’s Board of Directors.

“This strategic acquisition is consistent with our recently announced Triple in FOR initiatives to accelerate value realization, optimize transparency and disclosure and raise net asset value through strategic and disciplined investments,” said Jim DeCosmo, president and chief executive officer of Forestar.  “This acquisition is expected to more than double Forestar’s existing oil and gas production and proven reserves, provide Forestar with operating flexibility, and create a solid platform for continued growth.”

Following closing of the proposed transaction, Forestar will have meaningful ownership and operations in several strategic oil and gas formations including the Bakken and Three Forks, increased exposure to oil, and additional transparency and disclosure benefits.

Key highlights of the acquisition include:

•                  Securing mineral leasehold interests in approximately 125,000 net mineral acres, including approximately 6,000 net mineral acres comprising about 50 units in the core of the Bakken and Three Forks formations

•                  Increasing Forestar’s reserves by over 135% to 7.1 million BOE (barrels of oil equivalent) based upon year-end 2011 reserves, with oil representing 43% of total combined reserves (on a BOE basis)

•                  Increasing Forestar’s annual production to over 723,000 BOE (41% oil) based on full year 2011 results

“Our oil and gas strategic initiatives have been principally focused on growing production and reserves by accelerating the marketing of our minerals, promoting exploration and drilling activity, and participating in lower-risk working interest investments,” said Mr. DeCosmo. “Following the acquisition of Credo, we will have the scale and option to operate and capitalize on attractive oil and gas investment opportunities.  This important milestone will allow us to leverage the newly acquired leasehold interests as well as our existing mineral rights to recognize and responsibly deliver the greatest value from every acre.

“This transaction and the ability to operate enhances our ability to report additional reserve categories on existing mineral acreage, and provides additional transparency and disclosure related to their long-term potential value.  This acquisition establishes a meaningful oil and gas platform and a strong oil and gas team that is well positioned to deliver shareholder value for years to come.”

CREDO Petroleum Corporation

Credo is an independent oil and gas exploration, development and production company based in Denver, Colorado.  Credo owns leasehold interests in approximately 125,000 net mineral acres and has operations in the Bakken and Three Forks formations of North Dakota, the Lansing — Kansas City formation in Kansas and Nebraska, and the Tonkawa and Cleveland formations in the Texas Panhandle.  Credo owns working interests in approximately 340 producing wells and overriding royalty interests in about 1,200 wells and acts as operator for approximately 108 of the working interest wells.

Combination Summary

Following the acquisition of Credo, the scale of Forestar’s oil and gas business will increase considerably, including the following key operating highlights:

($ in millions)	YE 2011 Metrics	Forestar	Credo	Combined

Production	Production (BOE)	422,200	301,000	723,200
	% Oil	36%	49%	41%

Proven Reserves	Reserves (MMBOE)	3.0	4.1	7.1
	PV-10 Proven Reserves	$81	$62	$143
	Future Net Cash Flow	$134	$116	$250

Mineral Interests*	Mineral & Leasehold Acres	594,000	125,000	719,000
	Basins	5	5	10
	States	7	7	14

Note: Data based on Credo Form 10-K for year ended 10/31/11 and Forestar Form 10-K for year ended 12/31/11

Note: All reserve data before income taxes

*Includes both fee and leasehold interests; Forestar acres as of first quarter end 2012.

“Credo has been successfully transitioning from a natural gas to oil focused strategy and increasing exploration and drilling activity as hundreds of drilling locations have been de-risked,” said Mr. DeCosmo.  “Credo is just beginning to benefit from its ownership in the prolific Bakken and Three Forks formations, with only 1.3 million BOE of reserves associated with this interest at fiscal year-end 2011.  Going forward, we expect to see meaningful growth in production and reserves in the Bakken given Credo’s 8% average working interest position in approximately 50 total units.  There is the potential for Forestar to participate in as many as 400 total wells in the primary Bakken and Three Forks zones.”

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Transaction Summary

The transaction is structured as a reverse subsidiary merger, with a total equity value of approximately $146 million, or $14.50 per share of Credo common stock.  Forestar has obtained a commitment for financing provided by Key Bank National Association that, combined with available liquidity, is sufficient to fund the acquisition.  Forestar intends to pursue amendments to its existing credit facilities to fund a significant portion of the purchase price.  The transaction is subject to customary closing conditions, including approval by Credo’s stockholders, and is expected to close in the second half of 2012.  In connection with the merger agreement, Forestar entered into voting agreements with James T. Huffman, Chairman of the Board of Directors of Credo, RCH Energy Opportunity Fund III, LP and RCH Energy SSI Fund, LP to vote the shares of Credo common stock held by them in favor of the merger agreement, and the transactions contemplated thereby subject to the terms and conditions of the voting agreements.

Following the transaction, Forestar expects to maintain a solid balance sheet and ample liquidity.  This acquisition is expected to be accretive to Forestar’s earnings in the first full year of ownership.

Forestar has engaged Goldman Sachs as a financial advisor in connection with this transaction and Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel.   Houlihan Lokey Financial Advisors, Inc. and Northland Capital Financial Services, LLC are acting as financial advisors to Credo, with Davis, Graham & Stubbs, LLP as legal counsel.

Conference Call

Forestar will host a conference call this morning, June 4, 2012, at 11:00 a.m. ET to discuss the transaction.  The meeting may be accessed through webcast or by conference call.  The webcast may be accessed through the internet by visiting Forestar’s website at www.ForestarGroup.com and selecting “Investor Relations.”  To access the conference call, listeners calling from North America should dial 1-866-510-0705 at least 15 minutes prior to the start of the meeting.  Those wishing to access the call from outside North America should dial 1-617-597-5363.  The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America.  The password for the replay is 68072260.

About Forestar Group

Forestar Group Inc. operates in three business segments: mineral resources, real estate and fiber resources. At the end of first quarter 2012, the real estate segment owns directly or through ventures over 146,000 acres of real estate located in nine states and twelve markets in the U.S.  The real estate segment has 16 real estate projects representing approximately 27,600 acres currently in the entitlement process, and 73 entitled, developed and under development projects in seven states and eleven markets encompassing over 16,000 acres, comprised of almost 27,000 residential lots and over 2,400 commercial acres. The mineral resources segment manages approximately 594,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central

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Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases.  Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning.  These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including the timing to consummate the proposed merger, the risk that a condition to closing of the proposed merger may not be satisfied; our ability to achieve the synergies and value creation contemplated by the proposed merger; our ability to promptly and effectively integrate Credo’s businesses, and the diversion of management time on merger-related matters.  Other factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; changes in commodity prices; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control.  Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

Important Additional Information and Where to Find It

Credo intends to file with the SEC and mail to its stockholders a proxy statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act in connection with the merger. This document will contain important information about Forestar, Credo, the merger and other related matters. Credo’s investors and security holders are urged to read this document carefully when it is available. Credo’s investors and security holders will be able to obtain free copies of the proxy statement and other documents to be filed with the SEC by Credo through the web site maintained by the SEC at www.sec.gov.   Credo’s investors and security holders may also obtain these documents, free of charge, from Credo’s website (www.credopetroleum.com) under the tab “Corporate Governance” and then under the heading “SEC Filings” or by contacting Credo’s Investor Relations Department at 303-297-2200.

Credo and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Credo stockholders in connection with the merger will be set forth in the proxy statement when it is filed with the SEC.  Credo’s investors and security holders can find information about Credo’s executive officers and directors in its definitive proxy statement filed with the SEC on February 28, 2012.

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Filed by Forestar Group Inc.

Pursuant to Rule 14a-12 under the Securities

Exchange Act of 1934

Subject Company: CREDO Petroleum Corporation

Commission File No.: 001-34281

Acquisition of CREDO Petroleum June 4, 2012 Recognizing and Responsibly Delivering the Greatest Value From Every Acre and Growing Through Disciplined Investments

Notice to Investors This presentation contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including the timing to consummate the proposed merger, the risk that a condition to closing of the proposed merger may not be satisfied; our ability to achieve the synergies and value creation contemplated by the proposed merger; our ability to promptly and effectively integrate Credo’s businesses, and the diversion of management time on merger-related matters. Other factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; changes in commodity prices; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this presentation to reflect the occurrence of events after the date of this presentation. Important Additional Information and Where to Find It Credo intends to file with the SEC and mail to its stockholders a Proxy Statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act in connection with the merger. This document will contain important information about Forestar, Credo, the merger and other related matters. Credo’s investors and security holders are urged to read this document carefully when it is available. Credo’s investors and security holders will be able to obtain free copies of the Proxy Statement and other documents to be filed with the SEC by Credo through the web site maintained by the SEC at www.sec.gov. Credo’s investors and security holders may also obtain these documents, free of charge, from Credo’s website (www.credopetroleum.com) under the tab “Corporate Governance” and then under the heading “SEC Filings” or by contacting Credo’s Investor Relations Department at 303-297-2200. Credo and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Credo stockholders in connection with the merger will be set forth in the proxy statement when it is filed with the SEC. Credo’s investors and security holders can find information about Credo’s executive officers and directors in its definitive proxy statement filed with the SEC on February 28, 2012. 2

Credo Acquisition Overview Acquisition of CREDO Petroleum (NASDAQ:CRED) for $14.50 per share Total equity value $146 million - all cash Acquisition price = 34% premium* Consistent with Strategy and Triple in FOR initiatives 3 * Based on Credo closing price of $10.86 per share on June 1, 2012 Acquisition consistent with our Triple in FOR strategic initiatives to accelerate value realization, optimize transparency and raise net asset value through strategic and disciplined investments

Acquisition Benefits Doubles production and reserves, enhances disclosure Creates meaningful scale, ownership and operations in strategic basins Maintains solid financial position, enhanced by recurring cash flows Provides a strong operating platform for growth and investment Exceeds return requirements Operating option accelerates Forestar Minerals value realization 4

Attractive Leasehold Interests In Prolific Basins 5 CREDO Leasehold Interests – Q1 2012 Market Net Acres Basins Formations North Dakota 6,000 Williston Bakken & Three Forks Kansas 43,000 Central Uplift Lansing – Kansas City Nebraska 41,000 Denver – Julesburg Central Uplift Lansing – Kansas City Oklahoma 17,000 Anadarko Morrow Texas 4,000 Anadarko Tonkawa & Cleveland Other* 14,000 Total 125,000 Q1 2012 Producing Wells Working Interest** 337 Royalty Interest 1,180 Total Wells 1,517 Q1 2012 Leasehold Interest (Acres) Held By Production 30,000 Undeveloped 95,000 Total Net Mineral Acres 125,000 * Includes approximately 8,000 net mineral acres located in various states related to overriding royalty interests **Includes approximately 108 wells operated by CREDO Note: Acres may vary

Bakken Provides Significant Value Creation Potential
6,000 net mineral acres in core of Bakken & Three Forks

Leasehold Mineral Interests Locations



Leasehold Interests
Units
Historical Production
Bakken Horizontal Well
Drilling Locations
Bakken Vertical Wells
Three Forks Vertical Well
Three Forks Horizontal Well

Bakken / Three Forks Acres Locator Map



CANADA
UNITED STATES
PARSHALL FIELD
FORT BERTHOLD RESERVATION
POPLAR DOME
BROCKTON-FROID FAULT ZONE
MONTANA
LITTLE KNIFE ANTICLINE
BILLINGS ANTICLINE
NORTH DAKOTA
SOUTH DAKOTA
Williston Basin Province
WYOMING

Bakken Well Assumptions	
Avg. Well production (EUR)	>500 Mboe
Average working interest	8.0%
Units	50
Wells Completed*	16
Wells Drilling*	9
Wells Planned by YE 2012*	9
Total Potential Wells	up to 400

* Source: Credo Petroleum news release dated April 17, 2012

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Acquisition Provides Meaningful Scale and Solid Platform For Future Growth and Additional Investment 3 7 Future growth in production and reserves driven by oil and liquid rich opportunities Combined Mineral Interests Market Net Acres* Texas 256,000 Georgia 156,000 Louisiana 144,000 Kansas 43,000 Nebraska 41,000 Alabama 40,000 Oklahoma 17,000 North Dakota 6,000 Other** 16,000 Total 719,000 *Note: As of first quarter 2012; includes both fee and leasehold interests ** Includes approximately 8,000 net mineral acres located in various states related to overriding royalty interests

Compelling Combination Value Drivers Combination creates strong platform for growth and investment, stronger recurring cash flows, financial flexibility and provides opportunities to improve transparency and disclosures Value Drivers Metrics Increased Scale > $140 million PV-10 Value* > $250 million Future Net Cash Flows* Creates strong platform for growth and investment Financial Strength Increases recurring cash flows and diversifies sources of income Balance sheet supports investment in exploration and production Disclosure Benefits Additional transparency on Forestar minerals FOR YE 2011 reserves 98% PDP’s – Yet to report PUD’s 8 *Note: Based on Credo Form 10-K for the year ended 10/31/11 and Forestar Form 10-K for the year ended 12/31/11, before income taxes

Compelling Combination Value Drivers Combination creates significant scale through production and reserve growth, meaningful ownership and operations in prolific basins and is focused on oil and NGL’s Value Drivers 2011 Metrics* CRED FOR Combined Doubles Production and Reserves Meaningful Ownership and Operations in Prolific Basins Oil Focus 43% of combined reserves at YE 2011 Significant additional upside in natural gas ($ in millions) Production (BOE) 301,000 422,200 723,200 Reserves (MMBOE) 4.1 3.0 7.1 PV-10 $62 $81 $143 Future Net Cash Flows $116 $134 $250 Net Mineral Acreage** 125,000 594,000 719,000 Basins 5 5 10 States 7 7 14 ** Note: Includes both fee and leasehold interests; Forestar acres as of Q1 2012 9 *Note: Based on Credo Form 10-K for the year ended 10/31/11 and Forestar Form 10-K for the year ended 12/31/11, before income taxes

Accelerating Realization of Oil & Gas Through Increased Production and Reserve Growth (BOE) 10 Acquisition Accelerates Value Realization of Forestar Minerals 28% Oil 36% Oil Future Net Cash Flows From Reserves * ($ in millions) *Note: Based on Credo Form 10-K for period ending 10/31/11 and Forestar Form 10-K for period ending 12/31/11, before income taxes

Acquisition Analysis 3 Credo Acquisition Price Per Share $14.50 Premium to Pre-announcement Credo Price ($10.86 - 6/1/12) 34% Equity Purchase $146 + Closing Costs* 7 Total Purchase Price $153 Financing** Committed Loan $75 Revolver Availability & Cash 78 $153 11 ($ in millions) Following the acquisition of Credo, Forestar will have a solid balance sheet, improved cash flow profile and ample liquidity *Excludes financing costs **Forestar intends to pursue amendments to its existing credit facilities to fund a significant portion of the purchase price.

Credo Acquisition Generates Scale, Creates Platform for Growth and Investment and Accelerates Value Realization Proforma Combined Portfolio of Assets Oil & Gas ($ in millions) Net Minerals Acres* 719,000 Proforma Q1 2012 Investment - $200 million Reserves (MMBOE) 7.1 PV-10 Reserves $143 Future Net Cash Flows $250 Real Estate Acres 146,000 Q1 2012 Investment - $570 million Projects 99 Acres in Entitlement 27,600 Income Producing Properties 4 Water Acres 1.6 million** Low-Cost Option 12 *Includes both fee and leasehold mineral acreage ** Includes a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes or sold from approximately 1.4 million acres in TX, LA, GA, and AL Note: Reserve information before income taxes

Compelling Combination Value Drivers Combination creates scale by increasing production and reserves, providing solid platform for growth, maintaining solid balance sheet, and creating additional shareholder value 19 Creates meaningful scale, with ownership and operations in strategic basins Increasing exposure to Oil and NGLs Enhances reserve reporting ability benefitting Forestar Minerals Experienced management team with proven track record Accretive to earnings in first full year of ownership Maintain solid financial profile and ample liquidity 13

Acquisition of Credo Petroleum June 4, 2012 Recognizing and Responsibly Delivering the Greatest Value From Every Acre and Growing Through Disciplined Investments 14